Microsoft Word 10.0.4009;Exhibit 99.1

                                                        For Immediate Release
                                                        Monday, March 3, 2003

                                                 Contacts: Kate Healey, Emmis
                                                            317.684.6576

                                                    Bob Sinclair 757-222-2900


 Emmis Signs Agreement to Purchase  Controlling Interest in Six Austin Radio
         Stations Partnership Adds Top Cluster in #32 Revenue Market

Indianapolis...Emmis Communications Corporation (Nasdaq: EMMS) today announced that the company has signed an agreement with Sinclair Telecable Inc. to purchase 50.1% of a six-station radio cluster in Austin, Texas for approximately $105 million.

"We are always excited about running great radio stations in high growth markets. As home to the state capital, the University of Texas, some of the country's best-known technology companies and Emmis' own Texas Monthly, Austin is a vital, exciting city - and this is the dominant cluster in the market," Emmis Chairman and CEO Jeff Smulyan said.

The radio stations involved are KLBJ-AM (590 News-Talk), KLBJ-FM (93.7 Rock), KGSR-FM (107.1, Adult Alternative), KROX-FM (101.5 Alternative), KEYI-FM (103.5 Oldies), and KXMG-FM (93.3, CHR).

"Over the last two years we have focused on revenue growth and managing our costs with the result being reduced debt and leverage," Smulyan noted. "However, we felt that a radio company like ours could not pass on an opportunity like Austin. This transaction does not have a material impact on our debt leverage, and makes us a major player in an exceptional growth market."

In calendar 2002, the cluster had net revenues of approximately $23.5 million and cash flow of approximately $9.7 million, despite one of the stations being a stick property with strong growth potential. The company expects the acquisition to be accretive to both free cash flow per share and earnings per share in FY 2004.

Sinclair has operated radio stations in a partnership with LBJ Broadcasting Company, L.P. since 1997. As part of the current transaction, Emmis will buy LBJ's stake in the partnership. Sinclair will then contribute the assets of KEYI-FM to the partnership, leaving Emmis with a 50.1% interest and Sinclair with a 49.9% interest. Although Sinclair will have board representation in the partnership, Emmis will manage the day-to-day operations of the stations. The agreement also gives Emmis an option to buy Sinclair's 49.9% interest in about five years.

Sinclair is owned and operated by Bob and David Sinclair. The company will continue to own and operate its cluster in Norfolk, Virginia WNIS (AM), WTAR
(AM),  WROX (FM), and WKOC (FM) and its cluster in Santa Rosa,  California  KRSH
(FM), KSXY (FM), KXTS (FM) and KTOL (FM).

                                         -more-
Add One/Austin

"This is a day of mixed emotions for generations of Johnson's," Luci Johnson of LBJ Broadcasting Company said. "For sixty years we have owned and operated Austin radio stations and had the privilege of working with the best and brightest employees serving the community we all love. We are grateful to be `passing the baton' to our partners Bob and David Sinclair who have proven for eight years their commitment to Central Texas and to Emmis Communications who has demonstrated through their ownership of Texas Monthly a profound commitment to excellence in communication and civic responsibility. We wish them and their radio employees and loyal audiences every success and Godspeed."

The cash transaction is subject to several conditions, including approvals from the Federal Communications Commission and other regulatory agencies, and is expected to close in the company's second fiscal quarter. After the close of the transaction, Emmis will own 27 radio stations in eight markets.

Elliot Evers of Media Venture Partners represented Sinclair Telecable in this transaction, and Don Bussell of Questcom Media Brokerage, Inc. represented Emmis.

           Emmis Communications - Great Media, Great People, Great Service sm

Emmis Communications is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis' 18 FM and 3 AM domestic radio stations serve the nation's largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Indianapolis and Terre Haute, IN. In addition, Emmis owns two radio networks, three international radio stations, 15 television stations, award-winning regional and specialty magazines, and ancillary businesses in broadcast sales and publishing.

Certain statements included above which are not statements of historical fact, including financial data for quarters or other periods that are not yet completed and statements identified with the words "continues," "expect," "will," or "would" are intended to be, and are, identified as "forward-looking statements," as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry including the implementation of competing formats in large markets; changes in the costs of programming; changes in interest rates; inability to close pending acquisitions or to grow through suitable acquisitions, including the desired radio; future terrorist attacks or other large-scale disasters; and other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission, including the current report on Form 8-K/A, July 15, 2002. Emmis does not undertake any obligation to publicly update or revise any forward-looking statements